Exhibit 10.1

SECOND AMENDMENT TO LICENSE AGREEMENTS

This is the Second Amendment (the “Second Amendment”), dated March 20, 2025, to: (i) the FIRST LICENSE AGREEMENT (the “First Agreement”), dated April 16, 2021, by and between AMERICAN SCIENCE AND TECHNOLOGY CORPORATION, an Illinois corporation (“Seller”) and PLAIN SIGHT INNOVATIONS LLC, a Delaware limited liability corporation (“Buyer”); (ii) the SECOND LICENSE AGREEMENT, dated April 16, 2021, by and between Seller and Buyer (the “Second Agreement”); (iii) the THIRD LICENSE AGREEMENT, dated April 16, 2021, by and between Seller and Buyer (the “Third Agreement”), and together with the First Agreement and the Second Agreement (the “License Agreements”); (iv) the ASSET PURCHASE AGREEMENT, dated April 16, 2021, by and between Seller and Buyer (the “Asset Purchase Agreement”); and (v) the FIRST AMENDMENT (the “First Amendment”), dated April 2, 2024, between the Buyer and Seller relating to the License Agreements and the Purchase Agreement. Buyer and Seller each may be hereinafter referred to as a “Party” and together as the “Parties.” Capitalized terms used herein but not defined herein have the meanings ascribed to such terms in the License Agreements.

RECITALS:

A.    The License Agreements provide for fully-paid, non-exclusive rights and licenses to use and practice the Licensed Intellectual Property at the Seller Facility and the First Licensed Facility, the Second Licensed Facility and the Third Licensed Facility to produce, manufacture, use, sell, offer to sell, or distribute Licensed Products, including, without limitation, Combination Products.

B.    Pursuant to the License Agreement, Buyer agreed to pay Seller license fees of $500,000 payable on April 16, 2021, September 30, 2021, and December 30, 2021, and a royalty fee equal to 1.0% of the gross revenue of each of the three licensed facilities (the “License Consideration”).

C.    Under the Asset Purchase Agreement, Buyer agreed to acquire substantially all of Seller’s assets in exchange for $3,920,000, payable as follows: $35,000 per month from May 1, 2022, to April 30, 2023, $1,750,000 on April 30, 2023, and $1,750,000 on April 30, 2024, with an understanding that if lump sums not paid in 2023 and 2024, Buyer would have an option to pay $35,000 per month through April 30, 2025 and pay remainder due with 12% annual interest accruing from April 30, 2024 (the “Purchase Consideration”).

D.    Comstock has purchased all assets and interests of Buyer including the assets of Seller and therefore can sign this Second Amendment on behalf of Buyer.

E.    As per the First Amendment, Comstock has issued 4,975,000 of its common shares (“First LODE Tranche”) to Seller and Seller is in process of selling the First LODE Tranche and is subtracting the net proceeds from the required payment to close the purchase and sale contemplated by the Asset Purchase Agreement (the “Remaining Principal”) as per item 4 of the First Amendment.

F.    As of March 21, 2025, Seller has collected $920,957 from selling some of the First LODE Tranche, and Seller continues to own 229,168 of the First LODE Tranche to sell.

G.    As per Section 4 of the First Amendment, Comstock was required to pay off the Remaining Principal on the True Up Date, plus accrued interest (that as of March 21, 2025 is estimated at approximately $356,000) to close the purchase and sale contemplated by the Asset Purchase Agreement.

H.    The Parties wish to modify the form of payment and conditions for the payment of the License Consideration, as described herein.

AGREEMENTS:

In consideration of these recitals and the mutual covenants, representations, warranties and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.    Notwithstanding anything to the contrary in the License Agreements and the Asset Purchase Agreement, the Purchase Consideration shall hereafter be replaced with the following consideration to paid by Buyer in the manner described below.

2.    Within five (5) business days from the date hereof, Buyer shall cause Comstock Inc., a Nevada corporation, to issue unregistered, restricted common shares of Buyer with a value of $2,500,000 based upon the closing price of such common shares on its primary trading market on the date before issuance (the “Second LODE Tranche,” and together with the remaining First LODE Tranche, the “LODE Shares”), on a non- refundable basis.

3.    Pursuant to Rule 144, Seller shall be permitted to sell LODE Shares commencing on the date that is six months after the date that the LODE Shares are delivered to Seller, subject to the conditions set forth in Rule 144.

4.    On or before November 15, 2025 (the “True Up Date”), Buyer shall pay cash to Seller (the “Remaining Closing Costs”) in an amount equal to (i) $2,935,386 minus the net cash proceeds received by Seller with respect to the sale of the LODE Shares (it being understood that the net cash proceeds are equal to the aggregate sales price of the LODE Shares sold minus all sales costs, commissions, and any short term capital gain taxes incurred by Seller in connection with such sales), (ii) plus accrued interests on Remaining Principal at a rate of 12% per annum calculated on the basis of the actual number of days elapsed from the date hereof until True Up Date.

5.    The monthly payments payable by Buyer to Seller under the Asset Purchase Agreement shall be stopped.

6.    On True Up Date, if the value of the LODE Shares not sold by Seller plus the net cash proceeds received by Seller with respect to the sale of LODE Shares, exceeds the Remaining Closing Costs, then Seller must return all of such excess LODE Shares and/or cash to Buyer.

7.    Seller shall notify Buyer weekly of the net cash proceeds received by Seller from the sale of LODE Shares.

8.    As soon as practicable after the date hereof, Buyer hereby covenants and agrees to file a resale registration statement with respect to the Securities Exchange Commission and cause such resale registration statement to be declared effective. If by June 1, 2025, for any reasons beyond the Seller’s control, Scarsdale Group on behalf of the Seller cannot start selling the Second LODE Tranche, then Buyer shall start making cash payments of $30,000 each month against the Remaining Principal balance until Scarsdale Group issues a Confirmation Notice to Seller that indicates completion of the first selling transaction of the Second LODE Tranche.

9.    This Second Amendment may be executed in any number of counterparts, each of which when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute only one instrument. Counterpart signature pages may be delivered by fax or e-mail.

10.   Except as amended herein, the Agreement is hereby ratified and shall remain in full force and effect.

IN WITNESS WHEREOF the parties hereto have caused this Second Amendment to be executed by their respective officers thereunto duly authorized, as of the date hereof.

BUYER:

PLAIN SIGHT INNOVATIONS LLC

By: /s/ Corrado De Gasperis

Corrado De Gasperis, as CEO, and on behalf of, Comstock Inc, its managing member

SELLER:

AMERICAN SCIENCE AND TECHNOLOGY CORPORATION

By: /s/ Ali Manesh

Dr. Ali Manesh, Chief Executive Officer

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